Exhibit 23.1

April 5, 2011

China Linen Textile Industry, Ltd.
Chengdong Street, Lanxi County,
Heilongjiang Province
People’s Republic of China
Tel: +86-455-563-5885
Fax: +86-451-8230-9971

Dear Sirs:

Re: Consent to Filing Amendment No. 3 of F-1 for China Linen

We hereby consent to incorporate by reference in this Amendment No. 3 to the Registration Statement of China Linen Textile Industry, Ltd., on Form F-1/A of the audited financial statements of China Linen Textile Industry, Ltd. and its subsidiaries as of December 31, 2010, 2009 and 2008, stated in our reports dated August 12, 2010 and March 29, 2011. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

Yours truly,

Parker Randall CF (H.K.) CPA Limited
Hong Kong